EXHIBIT 99(b)
CONSENT OF RBC CAPITAL MARKETS CORPORATION
     We hereby consent to the inclusion in the registration statement on Form S-4 of KLA-Tencor Corporation, a Delaware corporation (“KLA-Tencor”), relating to the proposed merger of South Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of KLA-Tencor, with and into ADE Corporation, a Massachusetts corporation (the “Registration Statement”), of our opinion letter, dated February 21, 2006, appearing as Annex B to the proxy statement/prospectus which is a part of the Registration Statement, and to the references of our firm’s name therein.
     In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
By: /s/ RBC Capital Markets Corporation
New York, New York
March 17, 2006